EXHIBIT E

INVESTMENT ADVISORY FEES PAID TO GMFCT

     The chart below sets forth the investment advisory fees paid by each Fund to GMFCT for the fiscal year ended December 31, 2006. The amount indicated is net of waivers.

Advisory Fee
Fund	($)
Federated GVIT High Income Bond Fund	$977,109
GVIT International Index Fund	$0
GVIT International Value Fund	$1,118,594
GVIT Mid Cap Index Fund	$1,054,639
GVIT S&P 500 Index Fund	$288,001
GVIT Small Cap Growth Fund	$536,718
GVIT Small Cap Value Fund	$2,886,078
GVIT Small Company Fund	$4,610,148
Gartmore GVIT Developing Markets Fund	$3,094,011
Gartmore GVIT Emerging Markets Fund	$2,804,479
Gartmore GVIT Global Financial Services Fund	$299,637
Gartmore GVIT Global Health Sciences Fund	$564,802
Gartmore GVIT Global Technology and Communications Fund	$337,877
Gartmore GVIT Global Utilities Fund	$275,944
Gartmore GVIT Government Bond Fund	$5,373,333
Gartmore GVIT Growth Fund	$1,291,456
Gartmore GVIT International Growth Fund	$603,432
Gartmore GVIT Investor Destinations Aggressive Fund	$855,879
Gartmore GVIT Investor Destinations Conservative Fund	$394,934
Gartmore GVIT Investor Destinations Moderate Fund	$2,658,209
Gartmore GVIT Investor Destinations Moderately Aggressive Fund	$1,970,471

E-1

Advisory Fee
Fund	($)
Gartmore GVIT Investor Destinations Moderately Conservative Fund	$752,540
Gartmore GVIT Mid Cap Growth Fund	$2,139,167
Gartmore GVIT Money Market Fund II	$1,545,988
Gartmore GVIT Money Market Fund	$6,803,331
Gartmore GVIT Nationwide Fund	$9,778,131
Gartmore GVIT Nationwide Leaders Fund	$200,289
Gartmore GVIT U.S. Growth Leaders Fund	$606,492
Gartmore GVIT Worldwide Leaders Fund	$365,761
JPMorgan GVIT Balanced Fund	$837,013
Van Kampen GVIT Comstock Value Fund	$1,038,979
Van Kampen GVIT Multi Sector Bond Fund	$1,117,655

E-2